Exhibit 99.1


       International Shipholding Corporation Reports Third Quarter Results


     NEW ORLEANS--(BUSINESS WIRE)--Oct. 26, 2006--International Shipholding Corporation (NYSE: ISH) today reported results for the three month and nine month periods ended September 30, 2006. The Company reported a net loss for the three months ended September 30, 2006 of $936,000 as compared to a net loss of $845,000 for the three months ended September 30, 2005. For the first nine months of 2006, the net loss was $5.314 million, which included a non-cash charge of $8.866 million before taxes and $5.763 million after taxes associated with the impairment of our investment in the Rail/Ferry service's terminal in New Orleans. Net income was $7.221 million for the first nine months of 2005. Net loss to common stockholders for the third quarter was $1.536 million after dividends of $600,000 on the Company's preferred stock. For the nine month period ended September 30, 2006, the net loss to common stockholders was $7.114 million after dividends of $1.800 million on the Company's preferred stock.

     While the Company's operating results for the three months ended September 30, 2006 were comparable to the same period in 2005, the comparable results for our segments reflect improved results in the Time Charter and Rail/Ferry segments and lower results from our Liner Services. Both our Contract of Affreightment and Other segments reported similar results in the comparable quarters.

     Our Time Charter segment showed improved results primarily from the U.S. Flag Coal Carrier operating all of the days under the time charter agreement. The Rail/Ferry service which was forced to cease operations for an extended time in the third quarter of 2005, incurring significant losses as a result of Hurricanes Katrina and Rita, operated at break-even levels in the third quarter of 2006.

     The Company's Liner segment results, consisting of the TransAtlantic and U.S. Flag LASH services, were lower from the comparable three month period in 2005. The TransAtlantic service continued to be impacted by lower eastbound cargo volumes while the U.S. Flag Service was affected by time out of service for unscheduled repairs to that service's vessel during the quarter. Repairs are completed and the vessel is now operating satisfactorily.

     Depreciation expense was higher in the third quarter of 2006 resulting from capital improvements in the beginning of the year to one of our LASH vessels as well as both of the vessels used in our Rail/Ferry service. Administrative and General Expenses were slightly higher in the quarter from 2005 levels.

     Interest expense in the quarter increased as a result of new financing that took place in the fourth quarter of 2005 partially offset by the early repurchases of $11.9 million of the Company's 7 3/4 % Senior Notes during 2006.

     Our income tax benefit for the third quarter of 2006 is lower than the comparable 2005 period due primarily to the aforementioned improved results of the Rail/Ferry service and U.S. Flag Coal Carrier. Both of these operations are taxed at the corporate statutory rate.

     The Company's 2006 third quarter results from its investment in Unconsolidated Entities was satisfactory. The lower results of these investments, which are reported net of taxes, in the third quarter of 2005 reflect the decision made at that time to repatriate earnings previously not taxed from one of those entities.

     The Company's results for the nine months ended September 30, 2006 reflect the decision, in the second quarter, to record an impairment charge of $8.866 million on the Rail/Ferry Service's New Orleans terminal in connection with the decision to relocate the U.S. operations of that service to Mobile, Alabama, resulting from effects of Hurricane Katrina. A complete discussion of the impairment charge and the related events was included in our Second Quarter Form 10-Q filed with the SEC in August of this year.

     Additionally, the Company's Liner segment for the first nine months of 2006 has operated at a loss due in part to lower than anticipated cargo volumes. The Company is evaluating strategic options for the services operating in this segment, including both the U.S. Flag and TransAtlantic LASH services.

     Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

     The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The Company's preferred stock is traded on the NYSE with the symbol "ISH Pr".

     Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):


                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Revenues                     $77,633    $63,561   $216,043   $200,115

Operating Expenses:
 Voyage Expenses              67,423     53,705    183,123    161,741
 Vessel and Barge
  Depreciation                 5,952      5,655     17,769     16,500
 Impairment Loss                   -          -      8,866          -
                           ---------- ---------- ---------- ----------
Gross Voyage Profit            4,258      4,201      6,285     21,874
                           ---------- ---------- ---------- ----------

Administrative and General
 Expenses                      4,091      3,845     12,732     12,184
(Gain) Loss on Sale of
 Other Assets                    (82)        30       (142)      (584)
                           ---------- ---------- ---------- ----------
Operating (Loss) Income          249        326     (6,305)    10,274
                           ---------- ---------- ---------- ----------

Interest and Other:
 Interest Expense              2,696      2,010      8,373      6,823
 Loss (Gain) on Sale of
  Investment                       8       (355)      (460)      (355)
 Investment Income              (300)      (216)    (1,047)      (861)
 Loss (Gain) on Early
  Extinguishment of Debt         124          -        213        (74)
                           ---------- ---------- ---------- ----------
                               2,528      1,439      7,079      5,533
                           ---------- ---------- ---------- ----------

(Loss) Income from
 Continuing Operations
 Before (Benefit)
 Provision for Income
 Taxes and Equity in Net
 Income (Loss) of
 Unconsolidated Entities      (2,279)    (1,113)   (13,384)     4,741
                           ---------- ---------- ---------- ----------

(Benefit) Provision for
 Income Taxes:
  Deferred                       (26)    (1,007)    (4,242)      (355)
  State                            -          4          2         20
                           ---------- ---------- ---------- ----------
                                 (26)    (1,003)    (4,240)      (335)
                           ---------- ---------- ---------- ----------

Equity in Net Income
 (Loss) of Unconsolidated
 Entities (Net of
 Applicable Taxes)             1,317        (92)     3,830      3,341
                           ---------- ---------- ---------- ----------

(Loss) Income from
 Continuing Operations          (936)      (202)    (5,314)     8,417
                           ---------- ---------- ---------- ----------


Loss from Discontinued
 Over-the-Road
 Transportation Operations
 (Net of Applicable Taxes)         -       (643)         -     (1,196)
                           ---------- ---------- ---------- ----------

Net (Loss) Income              $(936)     $(845)   $(5,314)    $7,221
                           ---------- ---------- ---------- ----------

Preferred Stock Dividends        600        600      1,800      1,767
                           ---------- ---------- ---------- ----------

Net (Loss) Income
 Available to Common
 Stockholders                $(1,536)   $(1,445)   $(7,114)    $5,454
                           ========== ========== ========== ==========

Basic and Diluted Earnings
 Per Common Share:

 Net (Loss) Income
  Available to Common
  Stockholders - Basic
   Continuing Operations      $(0.25)    $(0.13)    $(1.16)     $1.09
   Discontinued Operations         -      (0.11)         -      (0.19)
                           ---------- ---------- ---------- ----------
                              $(0.25)    $(0.24)    $(1.16)     $0.90
                           ========== ========== ========== ==========

 Net (Loss) Income
  Available to Common
  Stockholders - Diluted
   Continuing Operations      $(0.25)    $(0.13)    $(1.16)     $1.09
   Discontinued Operations         -      (0.11)         -      (0.20)
                           ---------- ---------- ---------- ----------
                              $(0.25)    $(0.24)    $(1.16)     $0.89
                           ========== ========== ========== ==========

Weighted Average Shares of
 Common Stock Outstanding:
  Basic                    6,119,187  6,082,887  6,114,974  6,082,887
  Diluted                  6,119,187  6,117,594  6,114,974  6,109,864


    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, Chairman, 504-529-5461
             or
             Niels M. Johnsen, President, 212-943-4141